DRAFT (FOR DISCUSSION ONLY)


Pricester Announces 23,000,000 Hits for its Internet Commerce Website


Hollywood, FL [October 10, 2006] - Pricester.com, Inc. (PRCC: OTCBB), an e-commerce website operator that enables any business to easily and economically establish a fully functional online retail outlet, is pleased to announce that the 23,000,000 hit milestone on its website has been achieved.

Company president Joe Puentes is certainly proud of the achievement, but is not surprised. According to Mr. Puentes, "We knew of the incredible potential for on-line shopping and this is just the beginning. Our research shows that there are over 75 million Americans with Internet access, yet only 3% have begun to shop line. There is only one direction for that number can go; the growth potential is enormous! We are also confident in our recent marketing tactic that allows the small "mom and pop" business to get a professionally developed website with no design costs. This is a significant step in bringing entrepreneurs online that did not have that business tool working for them before."

Earlier this year, the company announced that its second quarter revenues had increased over 400%. Third quarter results are expected later this month and, while the precise figures are not known at this time, Mr. Puentes is confident that the good news will continue.

By having a strong Internet presence, small businesses gain increased exposure, legitimacy and ultimately higher revenues as a result of Pricester.com's services.

About Pricester.Com

Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those same listed products and services.


Forward Looking Statements
Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product. In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact
Investor Relations
Ed Dillon
edillon@pricester.com
954 272-1200